Exhibit 23.1
Ally Financial Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-258575 on Form S-8 of our report dated March 20, 2025, relating to the financial statements of Ally Financial Inc. Employee Stock Purchase Plan, appearing in this Annual Report on Form 11-K for the year ended December 31, 2024.

/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Detroit, Michigan
March 20, 2025